Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 22, 2017, with respect to the financial statements of Cellect Biotechnology Ltd. (formerly: Cellect Biomed Ltd.) in the Registration Statement (Form F-1) for the registration of 5,461,200 Ordinary Shares represented by 273,060 American Depositary Shares on December 28, 2017 and related Prospectus of Cellect Biotechnology Ltd. (formerly: Cellect Biomed Ltd.), dated December 28, 2017.

/s/ Kost Forer Gabbay & Kasierer

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
December 28, 2017	A Member of Ernst & Young Global